OFFICER'S STATEMENT

Harry Puglisi, Treasurer of The Money Store Commercial Mortgage, Inc. (the

"Servicer"), in accordance with Section 7.04 of the Pooling and Servicing

Agreement ("Agreement") dated as of November 30, 1997 wherein The Money Store

Commercial Mortgage, Inc., is the "Servicer" states the following:

(i)    the Servicer has fully complied with articles V and VII;

(ii) a review of the activities of the Servicer during 1997 and of its performance under the Agreement has been made under my supervision;

(iii) to the best of my knowledge, based on my review, the Servicer has fulfilled all its oblications under the Agreement throughout 1997 and there has been no default in the fulfillment of any such obligation.

THE MONEY STORE COMMERCIAL MORTGAGE, INC.


BY: /s/ HARRY PUGLISI
        Harry Puglisi
        Treasurer
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                         INDEPENDENT ACCOUNTANTS' REPORT



The Board of Directors
The Money Store Inc.:

We have examined Management's Assertion about The Money Store Inc. and subsidiaries (the Company) compliance with the minimum servicing standards relating to mortgage loans, commercial loans and auto loans, identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standard V. 4 which is inapplicable to the servicing of auto loans, as of and for the year ended December 31, 1997 included in the accompanying Management Assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on Management's Assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, Management's Assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.






February 11, 1998